Exhibit 99

# U – December 3, 2012	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

M. Jack Sanders to Become Chief Executive Officer of Sonoco

Harris E. DeLoach to Remain Executive Chairman of the Board

Hartsville, S.C. – Sonoco (NYSE: SON) announced today that M. Jack Sanders will become president and chief executive officer of the Company, effective April 1, 2013, when Harris E. DeLoach, Jr., retires as an active employee after more than 27 years with Sonoco. Sanders also was elected to Sonoco’s Board of Directors, effective immediately, increasing the board to 13 members.

Sanders, 59, is currently president and chief operating officer of Sonoco and has global leadership, sales and operating responsibility for all of the Company’s diversified packaging businesses. DeLoach, 68, is currently chairman and chief executive officer and has served as CEO since July 2000. He has been a member of Sonoco’s board of directors since 1998 and chairman of the Board of Directors since 2005 and will remain its executive chairman following his retirement on March 31, 2013.

“During his 25-year career with Sonoco, Jack has played an integral role in helping to grow the Company and successfully led many of our Consumer, Industrial and Protective packaging businesses,” said DeLoach. “Jack is an extremely talented leader who has proven that he’s ready to serve as Sonoco’s eighth CEO over our 113-year history.”

A graduate of Louisiana State University with a Bachelor of Science degree in finance, Sanders joined Sonoco in 1988 as national sales and marketing manager for the Company’s Reels business. In 1992, he was asked to build and lead the development of Sonoco’s new Protective Packaging business as its general manager. He was promoted in 1998 to division vice president and general manager of Protective Packaging.

Sanders was elected a corporate officer and named vice president, Industrial Products, North America, in 2001. He was subsequently named vice president, Global Industrial products in January 2006 and assumed responsibility for all industrial converting businesses as senior vice president in July 2007. In 2008, Sanders was named executive vice president, Industrial, with global operating responsibility for all of the Company’s businesses serving industrial markets, including Sonoco’s tubes and cores, paper, reels, protective packaging, paperboard specialties and recycling businesses. Prior to assuming his current position, Sanders served as the executive vice president of Sonoco’s Global Consumer businesses, where he was responsible for Rigid Paper and Closures, Rigid Plastics, Flexible Packaging and Display and Packaging.

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1 North Second Street

Hartsville, S.C.29550USA

www.sonoco.com

During DeLoach’s 12 years as CEO, Sonoco has grown sales from $2.7 billion to a projected $4.75 billion at the end of 2012, while its asset base has nearly doubled to more than $4 billion. Also during his tenure, the Company has returned approximately $1.6 billion to shareholders in cash dividends and share repurchases and it has provided a total shareholder return of approximately 153 percent, through October 31, 2012. While serving as CEO, Sonoco made more than 50 acquisitions and the Company was transformed from primarily a company serving industrial packaging markets to a diversified global consumer, industrial and protective packaging company.

DeLoach started his career as an attorney in Hartsville, S.C., where Sonoco was one of his clients. He officially joined the Company in 1986 as vice president of administration and general counsel. In 1990, he was named vice president of Sonoco’s High Density Film Products Division. In 1993, DeLoach was named vice president of Film, Plastics and Special Products before being promoted to group vice president in October of that year. Over the next decade, he continued to move into higher leadership positions and became president and chief operating officer in 2000, before taking over as CEO in July 2000.

In addition to the Sonoco Board of Directors, DeLoach currently serves on boards of Duke Energy and Milliken & Company as well as a trustee of the Duke Endowment and The Palmetto Institute Board. He also has served on the boards of directors of several other public companies and chaired numerous business and industry associations.

About Sonoco

Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $4.5 billion, the Company has more than 19,600 employees working in over 340 operations in 34 countries, serving many of the world’s best known brands in some 85 nations. Sonoco is a proud member of the 2012/2013 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

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